Exhibit 10.22

                             [HemaSure Letterhead]


May 23, 1996


Mr. Jeffrey B. Davis
35 Plymouth Road
Summit, NJ 07901


Dear Mr. Davis:

As we have agreed, the following shall set forth and constitute an offer of employment between you and HemaSure Inc. (the "Company"), based upon the terms and conditions set forth herein.

1. Title. You shall hold the title of Senior Vice President and Chief Financial Officer of the Company, with the attendant responsibilities and perquisites of such position within the Company.

2. Cash Compensation. You shall earn a base salary of $165,000 per year, subject to annual increases each year, at the discretion of the Company's Board of Directors. You shall also receive a signing bonus of $25,000, payable upon commencement of your employment, and an annual performance bonus targeted at $50,000 for the first year, based upon mutually agreed upon performance objectives, payable for the current year in February 1997.

3. Stock Options. You shall receive upon commencement of employment, subject to approval of the Company's Board of Directors, 100,000 options to purchase the Company's common stock at the current market price at the time of such Board approval, which shall vest in equal annual installments over a period of five years from the date of grant. Additionally, you shall receive 50,000 "Special Options" to purchase the Company's common stock at the same exercise price as above, which options shall vest in their entirety ten years from the date of grant, subject, however, to acceleration and normal five year vesting for 25,000 "Special Options" in the event that the Company's common stock reaches $25 per share, and similarly for the second 25,000 "Special Options" in the event the Company's common stock reaches $35 per share, in both cases on a split adjusted basis.

4. Fringe Benefits. You shall be entitled to such fringe benefits as are accorded other employees of similar rank within the Company.




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Mr. Jeffrey B. Davis
May 23, 1996
Page 2

5. Termination. If there is a "change in control" of the Company, all options, other than "Special Options", shall vest immediately, except that "Special Option" shall vest immediately for a "change in control" at or above the target price for accelerated vesting set out in the immediately preceding paragraph, and you shall be entitled to, in the event of a "change in control" or a termination other than for "cause", 100% of your annualized cash compensation, whether or not services are performed hereunder.


Very truly yours,

HEMASURE, INC.



/s/ Steven H. Rouhandeh
------------------------------
Steven H. Rouhandeh
President



ACCEPTED AND AGREED
As of the date above written,



/s/ Jeffrey B. Davis
------------------------------
Jeffrey B. Davis



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